Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2023 Results

—Signed Definitive Agreements to Sell Commercial Marketing Group—

—Strategic Tuck-In Acquisition of Engineering Advisory Firm CMY Expands ICF’s Addressable Market—

—Re-AffirmsFull Year 2023 Guidance Ranges—

•
Revenue Was $500 Million, Up 18%
•
Net Income Was $20.3 Million and Diluted EPS Was $1.07, Inclusive of $3.5 Million and $0.13 Per Share in Tax-Effected M&A and Severance Charges
•
EBITDA¹ Was $47.5 Million, Up 19%; Adjusted EBITDA1 Was $51.0 Million, Up 15%
•
Non-GAAP EPS¹ Was $1.57, Up 18%
•
Diluted EPS and Non-GAAP EPS Include Tax Benefits of $0.21
•
Contract Awards Were $441 Million; TTM Contract Awards Were $2.5 Billion for a Book-to-Bill Ratio of 1.3

—Record Business Development Pipeline of $10.3 Billion Supports Outlook for Continued Growth—

RESTON, Va.— Aug. 3, 2023-- ICF (NASDAQ:ICFI), a global consulting and technology services provider, reported results for the second quarter ended June 30, 2023.

Commenting on the results, John Wasson, chair and chief executive officer, said, “The ICF team continued to deliver strong performance and effectively manage the business in the second quarter, driving double-digit revenue and EBITDA growth, substantially increasing contract awards and building our new business pipeline. At the same time, we executed transactions that strengthen ICF’s position in key growth areas and support our long-term growth strategy.

“Year-on-year revenue increased 18.2%, representing 10% organic growth and the benefit of the SemanticBits acquisition we completed in mid-2022. Year-on-year growth was led by substantial double-digit increases in revenues from federal, state and local government and commercial energy clients, which together accounted for over 88% of total second quarter revenue. Revenues from our key growth markets, namely IT modernization/digital transformation, public health, disaster management, utility consulting, and climate, environment and infrastructure services, in the aggregate, continued to drive strong year-on-year revenue comparisons. Non-GAAP EPS increased 18.0% year-on-year, benefiting from revenue growth, favorable mix and scale efficiencies as well as tax optimization strategies, which offset higher interest expense.

“This was another strong quarter of contract wins for ICF. The value of awards won increased 28% year-on-year and primarily represented new business. Our business development pipeline reached a record $10.3 billion at the end of the second quarter, indicative of the significant growth opportunities ahead.

“In the second quarter, we acquired CMY, a power engineering firm with a team of approximately 50 electrical engineers and other highly specialized experts who advise utilities and energy project developers across the U.S., Europe and Asia. This small but strategically important acquisition enlarges ICF’s addressable market and expands our ability to support clients’ needs for renewables interconnection, substation and distribution upgrades and grid resilience. We have successfully partnered with CMY on multiple projects, and our two organizations have a strong cultural alignment.

“In mid-July we signed definitive agreements to sell our Commercial Marketing Group. The group’s projected revenues for 2023 as part of ICF are approximately $70 million. Included in the sale were our commercial loyalty programs and integrated communications services for consumer and financial clients. This group has brought ICF tremendous capabilities that have contributed to the growth of the engagement and communications services we provide to our government and utility clients. Given our focus on key growth markets within our government and commercial energy client sets, we believe the Commercial Marketing Group will be better positioned to thrive under its new ownership, and we are pleased to note that their senior leadership and staff have been offered positions by the acquiror,” said Mr. Wasson.

The sale of ICF’s Commercial Marketing Group is subject to closing conditions and is expected to be completed in this year’s third quarter. Upon closing, ICF expects to recognize a small gain on the sale. Separately, the company will incur a one-time non-cash charge associated with stranded facilities of approximately $7 million. Proceeds from the sale of the Commercial Marketing Group will exceed the purchase price of the CMY acquisition and will be used for debt repayment.

Second Quarter 2023 Results

Second quarter 2023 revenue increased 18.2% to $500.1 million from $423.1 million in the second quarter of 2022. Subcontractor and other direct costs were 27.6% of revenue, in line with last year’s second quarter. Operating income increased 7.6% to $32.0 million, up from $29.8 million, and operating margin on revenue was 6.3%. Net income totaled $20.3 million, and diluted EPS was $1.07 per share in the 2023 second quarter, inclusive of $3.5 million, or $0.13 per share of tax-effected M&A and severance charges. Second quarter 2023 net income and diluted EPS includes a one-time tax benefit and other tax optimization strategies of $0.21 per share.

Non-GAAP EPS increased 18.0% to $1.57 per share, from the $1.33 per share reported in the comparable year-ago period, inclusive of a one-time tax benefit and other tax optimization strategies of $0.21 per share. EBITDA was $47.5 million, an increase of 19.2% compared to the $39.8 million reported a year ago. Adjusted EBITDA increased 15.3% to $51.0 million, from $44.2 million in the second quarter of 2022.

Backlog and New Business

Total backlog was $3.6 billion at the end of the second quarter of 2023. Funded backlog was $1.6 billion, or approximately 45% of the total backlog. The total value of contracts awarded in the 2023 second quarter was $441.4 million, and trailing-twelve-month contract awards totaled $2.5 billion for a book-to-bill ratio of 1.3.

Government Revenue Second Quarter 2023 Highlights

Revenue from government clients was $379.3 million, up 19.4% year-over-year.

•
U.S. federal government revenue was $271.8 million, 20.6% above the $225.3 million reported in the year-ago quarter. Federal government revenue accounted for 54.4% of total revenue, compared to 53.2% of total revenue in the second quarter of 2022.
•
U.S. state and local government revenue increased 27.5% to $81.2 million, from $63.7 million in the year-ago quarter. State and local government clients represented 16.2% of total revenue, compared to 15.1% in the second quarter of 2022.
•
International government revenue was $26.3 million, compared to $28.6 million in the year-ago quarter. International government revenue represented 5.3% of total revenue, compared to 6.8% in the second quarter of 2022.

Key Government Contracts Awarded in the Second Quarter 2023

ICF was awarded government contracts with an aggregate value of over $270 million. Notable awards won in the second quarter 2023 included:

Digital Modernization

•
A contract modification with a value of $32.3 million with a federal agency within the U.S. Department of Health and Human Services to continue to support its digital modernization efforts to improve access to critical public health data.
•
A bridge contract with a value of $30.2 million with a U.S. federal government agency to support its digital modernization and maintenance efforts.
•
A new task order with a value of $8.7 million with a U.S. federal government department to continue to support its digital modernization efforts.

Disaster Management

•
A new contract with a value of $32.1 million with a U.S. territory to provide disaster management consulting services to accelerate federally funded recovery efforts across the territory.

Public Health and Social Programs

•
A new single-award blanket purchase agreement with a ceiling of $30.0 million with the U.S. Department of the Interior to modernize the training systems and develop incident position standards for the nation’s professional wildland firefighters.
•
A new follow-on contract with a value of $13.8 million with the U.S. Department of Justice Office for Victims of Crime (OVC) to provide training and technical assistance (TTA) to support its Technical Assistance Collective that expands the collective impact of OVC’s TTA providers through networking, collaboration and easily accessible online tools.
•
A recompete task order with a potential value of $11.8 million with the U.S. National Cancer Institute to provide project management, technical, computing and administrative support to manage research portfolios for the Division of Cancer Control and Population Sciences.

Commercial Revenue Second Quarter 2023 Highlights

Commercial revenue was $120.7 million, 14.5% above the $105.5 million reported in the year-ago quarter.

•
Commercial revenue accounted for 24.1% of total revenue compared to 24.9% of total revenue in the 2022 second quarter.
•
Energy markets, which includes energy efficiency programs, represented 73.2% of commercial revenue. Marketing services and aviation consulting accounted for 19.1% of commercial revenue.

Key Commercial Contracts Awarded in the Second Quarter 2023

ICF was awarded commercial projects during the quarter with an aggregate value of approximately $170 million. Notable commercial awards won in the second quarter 2023 included:

Energy Markets

•
A new master services agreement with a Midwestern U.S. utility to provide energy efficiency program implementation services for its residential portfolio.
•
A sole-source contract extension with a Northeastern U.S. utility to continue to provide implementation services for its residential energy efficiency program.
•
A recompete contract with a North American energy regulator to provide digital modernization and ongoing support services for its program to provide utility bill offsets to low-income households.
•
A new contract with a North American electricity system operator to provide support services for its energy efficiency retrofit program.
•
A new contract with a Midwestern U.S. utility to provide energy efficiency program implementation services for its commercial and industrial pilot.

Commercial Marketing and Other Commercial Markets

•
A contract extension with a U.S. hospitality company to continue to provide loyalty program operations support services.
•
A recompete contract with a U.S. health insurance provider to provide brand strategy and execution services.

Dividend Declaration

On August 3, 2023, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 13, 2023, to shareholders of record on September 8, 2023.

Summary and Outlook

“Our strong first-half revenue performance continues to illustrate how well-aligned ICF’s expertise and capabilities are with market demand and clients’ spending priorities. During the period, we continued to invest in people and technology that enabled ICF to execute effectively on our existing contracts, while positioning us to capture an even greater share of future growth opportunities. The sale of our Commercial Marketing Group was a strategic decision to streamline our business and deploy our resources to support the key growth markets we have identified, illustrated by the acquisition of CMY, which fully aligns with the increased demand we anticipate from commercial energy clients.

“The net impact from the sale of the Commercial Marketing Group and the acquisition of CMY is not expected to have a material effect on the guidance ranges we provided for full-year 2023. Therefore, we continue to expect 2023 total revenue of $1.930 billion to $2.0 billion, and we anticipate that subcontractor and other direct costs will be approximately 27% of total revenue. Likewise, we continue to estimate EBITDA to range from $210 million to $220 million, and diluted EPS is projected at $4.75 to $5.05, exclusive of special charges. Non-GAAP EPS is expected to range from $6.15 to $6.45. Operating cash flow is expected to be approximately $150 million in 2023.

“We recently released our 2023 Corporate Citizenship Report which highlights how ICF is investing in our people, minimizing our environmental footprint, supporting our communities, and serving our clients with integrity. Over 85% of ICF’s first-half 2023 revenues were derived from services supporting energy saving, carbon reduction and natural resource protection programs as well as health, education, development and social justice programs. We are proud of the impact that ICF and its people are having on society,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a global consulting and technology services company with approximately 9,000 employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Revenue	$500,085	$423,110	$983,367	$836,578
Direct costs	325,404	268,905	637,969	527,063
Operating costs and expenses:
Indirect and selling expenses	126,522	114,403	250,255	231,855
Depreciation and amortization	6,826	5,063	13,135	9,901
Amortization of intangible assets	9,286	4,963	18,510	10,280
Total operating costs and expenses	142,634	124,429	281,900	252,036

Operating income	32,047	29,776	63,498	57,479
Interest, net	(10,132)	(4,049)	(19,589)	(6,676)
Other (expense) income	(677)	44	(1,235)	(395)
Income before income taxes	21,238	25,771	42,674	50,408
Provision for income taxes	926	7,374	5,964	14,149
Net income	$20,312	$18,397	$36,710	$36,259

Earnings per Share:
Basic	$1.08	$0.98	$1.95	$1.93
Diluted	$1.07	$0.97	$1.94	$1.91

Weighted-average Shares:
Basic	18,791	18,796	18,785	18,795
Diluted	18,919	18,954	18,942	18,991

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Other comprehensive income (loss), net of tax	3,151	(4,211)	1,817	(1,552)
Comprehensive income, net of tax	$23,463	$14,186	$38,527	$34,707

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Reconciliation of EBITDA and Adjusted EBITDA
Net income	$20,312	$18,397	$36,710	$36,259
Interest, net	10,132	4,049	19,589	6,676
Provision for income taxes	926	7,374	5,964	14,149
Depreciation and amortization	16,112	10,026	31,645	20,181
EBITDA (3)	$47,482	$39,846	$93,908	$77,265
Impairment of long-lived assets (4)	—	—	894	—
Acquisition and divestiture-related expenditures (5)	2,103	2,262	2,906	3,581
Severance and other costs related to staff realignment (6)	1,365	185	3,860	1,411
Facilities consolidations and office closures (7)	—	—	359	—
Expenses related to the transfer to our new corporate headquarters (8)	—	1,882	—	3,764
Total Adjustments	3,468	4,329	8,019	8,756
Adjusted EBITDA	$50,950	$44,175	$101,927	$86,021

Net Income Margin Percent on Revenue (9)	4.1%	4.3%	3.7%	4.3%
EBITDA Margin Percent on Revenue (10)	9.5%	9.4%	9.5%	9.2%
Adjusted EBITDA Margin Percent on Revenue (10)	10.2%	10.4%	10.4%	10.3%

Reconciliation of Non-GAAP Diluted EPS
U.S. GAAP Diluted EPS	$1.07	$0.97	$1.94	$1.91
Impairment of long-lived assets	—	—	0.05	—
Acquisition and divestiture-related expenses	0.11	0.12	0.15	0.19
Severance and other costs related to staff realignment	0.07	0.01	0.20	0.07
Facilities consolidations and office closures	—	—	0.02	—
Expenses related to the transfer to our new corporate headquarters	—	0.10	—	0.20
Amortization of intangibles	0.49	0.26	0.98	0.54
Income tax effects (11)	(0.17)	(0.13)	(0.34)	(0.28)
Non-GAAP Diluted EPS	$1.57	$1.33	$3.00	$2.63

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) The calculation of EBITDA for the three and six months ended June 30, 2022 has been revised to conform to the current period calculation of EBITDA. Specifically, interest income of $0.1 million and $0.1 million, respectively, was reclassified from "Other expense" to "Interest, net" on the consolidated statements of comprehensive income.

(4) We recognized impairment expense of $0.9 million in the first quarter of 2023 related to impairment of an intangible asset.

(5) These costs consist primarily of third-party costs and integration costs associated with our acquisitions and/or potential acquisitions and separation costs associated with business discontinuation/divestitures.

(6) These costs are mainly due to involuntary employee termination benefits for our officers, and/or groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(7) These costs are exit costs associated with terminated leases or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will (i) continue to pay until the contractual obligation is satisfied but with no economic benefit to us or (ii) we contractually terminated the obligation and ceased utilizing the facilities.

(8) These costs represent incremental non-cash lease expense associated with a straight-line rent accrual during the “free rent” period in the lease for our new corporate headquarters in Reston, Virginia. We took possession of the new facility during the fourth quarter of 2021, while also maintaining and incurring lease costs for the former headquarters in Fairfax, Virginia. The transition to the new corporate headquarters was completed in the fourth quarter of 2022.

(9) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(10) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the non-GAAP measure by the corresponding revenue.

(11) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 25.6% and 28.6% for the three months ended June 30, 2023 and 2022, respectively, and 24.6% and 28.1% for the six months ended June 30, 2023 and 2022, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$6,972	$11,257
Restricted cash	4,498	1,711
Contract receivables, net	226,360	232,337
Contract assets	200,202	169,088
Prepaid expenses and other assets	32,579	40,709
Income tax receivable	7,629	11,616
Total Current Assets	478,240	466,718
Property and Equipment, net	84,029	85,402
Other Assets:
Goodwill	1,236,380	1,212,898
Other intangible assets, net	117,145	126,537
Operating lease - right-of-use assets	146,539	149,066
Other assets	53,089	51,637
Total Assets	$2,115,422	$2,092,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$20,500	$23,250
Accounts payable	113,273	135,778
Contract liabilities	19,647	25,773
Operating lease liabilities	17,544	19,305
Finance lease liabilities	2,420	2,381
Accrued salaries and benefits	86,777	85,991
Accrued subcontractors and other direct costs	43,623	45,478
Accrued expenses and other current liabilities	65,372	78,036
Total Current Liabilities	369,156	415,992
Long-term Liabilities:
Long-term debt	581,297	533,084
Operating lease liabilities - non-current	185,924	182,251
Finance lease liabilities - non-current	14,894	16,116
Deferred income taxes	62,820	68,038
Other long-term liabilities	28,486	23,566
Total Liabilities	1,242,577	1,239,047

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,946,260 and 23,771,596 shares issued at June 30, 2023 and December 31, 2022, respectively; 18,814,675 and 18,883,050 shares outstanding at June 30, 2023 and December 31, 2022, respectively	24	23
Additional paid-in capital	411,187	401,957
Retained earnings	734,468	703,030
Treasury stock, 5,131,585 and 4,906,209 shares at June 30, 2023 and December 31, 2022 respectively	(266,518)	(243,666)
Accumulated other comprehensive loss	(6,316)	(8,133)
Total Stockholders’ Equity	872,845	853,211
Total Liabilities and Stockholders’ Equity	$2,115,422	$2,092,258

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2023	2022
Cash Flows from Operating Activities
Net income	$36,710	$36,259
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) credit losses	837	(172)
Deferred income taxes	(4,823)	4,741
Non-cash equity compensation	6,688	6,507
Depreciation and amortization	31,646	20,181
Facilities consolidation reserve	—	(156)
Amortization of debt issuance costs	651	617
Impairment of long-lived assets	888	—
Other adjustments, net	(1,411)	868
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(38,332)	(71,612)
Contract receivables	8,856	17,520
Prepaid expenses and other assets	13,864	(5,758)
Operating lease assets and liabilities, net	2,894	(997)
Accounts payable	(22,742)	(5,801)
Accrued salaries and benefits	405	1,512
Accrued subcontractors and other direct costs	(2,173)	6,754
Accrued expenses and other current liabilities	(18,311)	(3,253)
Income tax receivable and payable	3,999	(1,572)
Other liabilities	233	771
Net Cash Provided by Operating Activities	19,879	6,409

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(13,139)	(11,026)
Proceeds from working capital adjustments related to prior business acquisition	—	2,911
Payments for business acquisitions, net of cash acquired	(32,664)	—
Net Cash Used in Investing Activities	(45,803)	(8,115)

Cash Flows from Financing Activities
Advances from working capital facilities	669,437	869,529
Payments on working capital facilities	(624,553)	(838,259)
Proceeds from other short-term borrowings	7,632	—
Repayments of other short-term borrowings	(2,483)	—
Receipt of restricted contract funds	4,940	10,967
Payment of restricted contract funds	(3,962)	(20,550)
Debt issuance costs	—	(4,776)
Payments of principal portion of finance leases	(1,183)	—
Proceeds from exercise of options	278	194
Dividends paid	(5,271)	(5,280)
Net payments for stock issuances and buybacks	(20,588)	(20,778)
Payments on business acquisition liabilities	—	(121)
Net Cash Provided by (Used in) Financing Activities	24,247	(9,074)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	179	(1,189)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(1,498)	(11,969)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	12,968	20,433
Cash, Cash Equivalents, and Restricted Cash, End of Period	$11,470	$8,464

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$19,129	$6,473
Income taxes	$8,450	$12,373
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$—	$20,243

ICF International, Inc. and Subsidiaries

Supplemental Schedule(13)(14)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Client Markets:	2023	2022	2023	2022
Energy, environment, infrastructure, and disaster recovery	41%	41%	40%	41%
Health and social programs	41%	37%	42%	38%
Security and other civilian & commercial	18%	22%	18%	21%
Total	100%	100%	100%	100%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Client Type:	2023	2022	2023	2022
U.S. federal government	55%	53%	55%	53%
U.S. state and local government	16%	15%	16%	15%
International government	5%	7%	5%	7%
Total Government	76%	75%	76%	75%
Commercial	24%	25%	24%	25%
Total	100%	100%	100%	100%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Contract Mix:	2023	2022	2023	2022
Time-and-materials	42%	40%	42%	40%
Fixed-price	45%	44%	45%	44%
Cost-based	13%	16%	13%	16%
Total	100%	100%	100%	100%

(13) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(14) During the first quarter of 2023, we re-aligned our client markets from four to three and reclassified the 2022 percentages to conform to the current presentation. Certain immaterial revenue percentages in the prior year have also been reclassified due to minor adjustments and reclassification.